EXHIBIT 99.2

LEARN.COM, INC.

Unaudited Condensed Consolidated Financial Statements

June 30, 2010 and 2009

Learn.com, Inc.

Condensed Consolidated Balance Sheet

(unaudited)

As of June 30,
2010
Assets
Current assets:
Cash	$722,000
Accounts receivable, net of allowance for doubtful accounts	5,489,560
Other current assets	614,475

Total current assets	6,826,035

Fixed assets, net	878,667
Intangible assets	—
Other long-term assets	1,039,788

Total assets	$8,744,490

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,967,578
Accrued expenses	3,710,462
Capital lease obligations – current	41,682
Line of credit facility	2,431,000
Deferred revenue	17,157,848

Total current liabilities	25,308,570

Deferred revenue – long-term	22,583
Other long-term liabilities	538,940
Capital lease obligations – long-term	2,092,492

Total liabilities	27,962,585

Redeemable preferred stock	15,192,879

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock	1,591
Additional paid-in capital	4,988,146
Accumulated deficit	(39,250,713)
Treasury Stock	(150,000)

Total stockholders’ equity (deficit)	(34,410,976)

Total liabilities and stockholders’ equity (deficit)	$8,744,488

See accompanying notes.

Learn.com, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Six Months Ended June 30,
	2010	2009
Revenues	$14,171,886	$12,396,397

Operating expenses:
Cost of revenues	4,723,837	3,057,792
Sales and marketing	6,869,961	4,126,619
Research and development	2,154,196	1,137,238
General and administrative	4,485,583	2,309,926

Total operating expenses	18,233,577	10,631,575

(Loss) income from operations	(4,061,691)	1,764,822

Other income (expense):
Interest expense	(122,592)	(258,570)

Total other income (expense)	(122,592)	(258,570)

(Loss) income before provision for income taxes	(4,184,283)	1,506,252
Provision for income taxes	—	23,011

Net (loss) income	$(4,184,283)	$1,483,241

See accompanying notes.

Learn.com, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six months Ended June 30,
	2010	2009
Operating activities
Net (loss) income	$(4,184,283)	$1,483,241
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	133,400	153,172
(Recoveries of) provision for bad debts	170,000	(99,648)
Stock based compensation	859,122	—
Changes in assets and liabilities:
Accounts receivable	239,713	766,916
Other current assets	269,149	198,665
Other long-term assets	74,609	(56,154)
Accounts payable	(928,473)	269,948
Accrued expenses	1,721,309	(302,734)
Deferred revenue	2,158,894	(1,546,228)

Net cash provided by operating activities	513,440	867,178

Investing activities
Purchase of fixed assets	(475,741)	(124,123)
Purchase of intellectual property	—	(32,901)

Net cash used in investing activities	(475,741)	(157,024)

Financing activities
Net proceeds (repayments) under line of credit	(10,656)	(1,048,585)
Exercise of stock options	10,769	—
Payments of Treasury Stock	(150,000)	—
Payments on capital lease obligations	(19,990)	(124,371)

Net cash used in financing activities	(169,877)	(1,172,956)

Net increase (decrease) in cash	(132,178)	(462,802)
Cash at beginning of year	854,178	596,955

Cash at end of the period	$722,000	$134,153

Learn.com, Inc.

Condensed Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

(unaudited)

			Additional			Total
	Common Stock		Paid-in	Treasury	Accumulated	Stockholders’
	Shares	Amount	Capital	Stock	Deficit	Equity (Deficit)
Balances at December 31, 2009	11,695,453	$1,170	$4,670,386	$—	$(35,066,430)	$(30,394,874)
Exercise of stock options	12,000	2	10,397	—	—	10,399
Stock-based compensation	—	—	859,122	—	—	859,122
Purchase of Treasury stock	—	—	—	(150,000)	—	(150,000)
Forgiveness of loans	3,700,000	370	—	—	—	370
Option loans	—	49	(49)	—	—	—
Dividends on redeemable preferred stock			(551,710)
Net loss	—	—		—	(4,184,283)	(4,184,283)

Balance at June 30, 2010	15,407,453	$1,591	$4,988,146	$(150,000)	$(39,250,713)	$(34,410,976)

See accompanying notes.

1. Summary of Business and Significant Accounting Policies

Nature of Business

Learn.com, Inc. (the Company or Learn.com) is a leading provider of cloud-based learning and talent management software applications that enable organizations to develop, deliver, and manage online training and optimize employee performance to improve operating results.

The Company was incorporated in the state of Delaware in February 1999 and is headquartered in Sunrise, Florida. The Company operates in one segment and conducts its business primarily in North America.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and related Notes included in the Company’s Audited Financial Statements for the year ended December 31, 2009. All adjustments, consisting of only normal recurring adjustments, which in the opinion of management, are necessary to state fairly the financial position, results of operations and cash flows for the interim periods presented have been made. The results of operations for interim periods are not necessarily indicative of the results expected for the full fiscal year or for any future period.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

Reclassifications

Certain items previously presented in specific financial statement captions have been reclassified to conform to the 2009 presentations within the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Significant estimates made by management include the determination of the provision for income taxes, revenue recognition, bad debt expense, certain accrued liabilities, and stock-based compensation. Actual results could differ from those estimates.

1. Summary of Business and Significant Accounting Policies (continued)

Revenue Recognition

Revenue consists of fees for the Company’s learning and talent management software suite and the provision of related services. The Company primarily sells its software as a Software as a Service (SaaS) solution. However, in limited circumstances the Company sells its software pursuant to term licenses whereby the customer will take physical delivery and install the software within its own computer environment (Installed License Transactions).

For the SaaS solution, the software is delivered on-demand from the Company’s hosting facility. A hosted arrangement is typically for a three-year period for a specified number of active users and includes maintenance and support for the term of the agreement. Customers are generally billed annually at the beginning of each year and a small number of customers are billed monthly. Hosting agreements typically include professional services, such as configuration assistance and training related to the application suite and tools. The hosted arrangements are treated as service agreements and the Company follows the provisions of the Financial Accounting Standards Board (FASB) as pronounced in FASB Accounting Standards Codification ASC 605 Revenue Recognition.

In applying the provisions of ASC 605-25 Revenue Recognition Multiple Element Arrangements, the Company has determined that it does not have objective and reliable evidence of fair value for each element of its arrangements. As a result, the hosting arrangement and related services are accounted for as a single unit of accounting and are generally recognized ratably over the term of the underlying hosting agreement. Total contract consideration includes fees for software, hosting, configuration, and training services. The software hosting fees are generally paid at the beginning of each year and in equal annual installments over the three to five year term of the arrangement. The software subscription start date is the date that the customer is provided access to the software. Fees for configuration and training services are incremental to hosting fees. Configuration and training are typically provided remotely through telephone support, generally commence at the start date of the software subscription, and are completed within two to six months of the start date, depending on customer availability. Configuration and training services are generally paid at the outset of the arrangement and there is no customer acceptance, technical milestones, or refund rights if the customers elect not to access the services.

1. Summary of Business and Significant Accounting Policies (continued)

The Company commences revenue recognition when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;

•	the product or services have been delivered to the client;

•	the collection of related fees is reasonably assured; and

•	the amount of related fees is fixed or determinable.

The Company considers delivery to have occurred on the initial access date, which is the point in time that a client is provided access to use the Company’s on-demand application suite. Signed agreements are used as evidence of an arrangement. The Company assesses collectability based on a number of factors such as past collection history. The Company assesses whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.

Installed License Transactions are long-term time-based license arrangements and include one year of bundled maintenance. In addition, the Company typically provides configuration assistance and other services at the inception of the arrangement. The Company does not have vendor specific objective evidence of the fair value of the software or services under these arrangements and, accordingly, recognizes the arrangement fees ratably over the initial bundled maintenance term.

Deferred Revenue

Deferred revenue consists of billings or payments received in advance of revenue recognition from the revenue arrangements described above and are recognized when all of the revenue recognition criteria are met. For hosted solution arrangements with terms of over one year, the Company generally invoices its clients in annual installments. Accordingly, the deferred revenue balance includes the billed portion of the hosting arrangement. Professional services, such as configuration assistance, are generally billed at the inception of the arrangement and recognized ratably over the noncancelable term of the hosting agreement, which is typically three years. The portion of deferred revenue that the Company anticipates will be recognized subsequent to the next 12 months is classified as noncurrent deferred revenue in the accompanying balance sheets.

1. Summary of Business and Significant Accounting Policies (continued)

Cost of Revenues

Cost of revenues includes direct costs associated with the delivery of revenues. Such costs primarily include data center fees, royalties, and salaries for configuration assistance, maintenance, and training and other related expenses. Commissions are expensed as earned under the terms of the sales compensation plans and are included in sales and marketing expense in the accompanying statements of operations.

Risks and Uncertainties

The Company is subject to all of the risks inherent in a company that operates in an intensely competitive technology industry, providing a service that is relatively new and constantly evolving. These risks include, but are not limited to, market acceptance of the Company’s solutions and services and reliance on third-party software incorporated in the Company’s solutions. The Company’s operating results may be materially affected by the foregoing factors.

Concentration of Credit Risk and Accounts Receivable

Financial instruments that potentially subject Learn.com to concentration of credit risk consist principally of cash and accounts receivable. The Company’s cash is deposited with several financial institutions, which, at times, may exceed federally insured limits.

Accounts receivable include amounts due from clients in a wide variety of industries, primarily throughout the United States.

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company performs ongoing credit evaluations of its clients, does not require collateral, and maintains allowances for potential credit losses based on the expected collectability of its accounts receivable. To date, such losses have been within management’s expectations.

One client accounted for more than 10% of accounts receivable as of June 30, 2010 and June 30, 2009. No client accounted for more than 10% of revenues for the six months ended June 30, 2010 and June 30, 2009.

1. Summary of Business and Significant Accounting Policies (continued)

Fixed Assets

Fixed assets are stated at cost and are depreciated on a straight-line basis over the estimated useful life of the assets as follows:

Computer equipment and software	3 to 5 years
Furniture and fixtures	5 to 7 years
Leasehold improvements	Shorter of the estimated life or the lease term

When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from their respective accounts and any gain or loss on the sale or retirement is reflected in other income (expense).

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Software Development Costs

The Company accounts for software development costs in accordance with ASC 985-20 Software-Costs of Computer Software to Be Sold, Leased, or Marketed. Accordingly, the Company capitalizes certain software development costs after technological feasibility of a product has been established. Such costs have been insignificant to date, and accordingly, no costs have been capitalized.

1. Summary of Business and Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes using ASC 740 Income Taxes, which requires recognition of deferred tax liabilities and assets for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses in its accounts receivable portfolio. The allowance is established based on estimates by the Company’s management by assessing such factors including historical bad debts, the composition of the accounts receivable aging, changes in client payment patterns, client creditworthiness, and other current economic trends.

Advertising Costs

The Company recognizes advertising costs as incurred. Advertising cost for the six months ended June 30, 2010 and June 30, 2009, were approximately $263,109 and $144,588, respectively.

Stock-Based Compensation

On January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment (codified under ASC 718 Compensation – Stock Compensation), using the modified prospective transition method. ASC 718 requires the Company to recognize expense related to the fair value of stock-based compensation awards. Under the modified prospective transition method, new awards and awards modified, repurchased, or cancelled after January 1, 2006, will be accounted for under ASC 718 to recognize compensation expense. Compensation cost recognized will also include compensation cost for all share-based payments modified or granted prior to, but not yet vested, as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of ASC 718.

1. Summary of Business and Significant Accounting Policies (continued)

Under the modified prospective transition method, results for prior periods have not been restated. The Company accounted for all options granted to employees and directors prior to the adoption of ASC 718 under APB 25, Accounting for Stock Issued to Employees.

2. Fixed Assets

Fixed assets are stated at historical cost and consisted of the following at June 30, 2010:

Computer equipment	$2,033,237
Computer software	697,843
Furniture and fixtures	289,104
Leasehold improvements	103,445

3,123,629

Less accumulated depreciation and amortization	(2,244,962)

Fixed assets, net	$878,667

Depreciation and amortization expense (including amounts related to fixed assets under capital lease arrangements) for the six months ended June 30, 2010 and June 30, 2009, was $133,400 and $153,171, respectively. Depreciation and amortization of fixed assets under capital lease arrangements was $12,916 and $97,540 for the six months ended June 30, 2010 and June 30, 2009, respectively.

3. Line of Credit

On July 23, 2009, the Company entered into a one-year secured credit facility with a bank (the Facility) and repaid the outstanding balance of its prior credit facility. Maximum borrowings under the Facility are $2,500,000 based on eligible accounts receivable as defined. The Facility is secured by substantially all the assets of the Company and personal guarantees from the family of the President and Chief Executive Officer of the Company and his spouse. In December 2009, the Facility was amended whereby the term was extended through January 23, 2011. In addition to the extension, the amended arrangement included incremental collateral including a guaranty by an entity related to a stockholder, director, and officer of the Company and the building in which the Company is headquartered which is owned by a related party (Note 7). Maximum borrowings under the Facility are $2,500,000 and bear interest at the prime rate of interest as defined, plus 1% with a floor of 7%. The Facility contains customary covenants related to cash flows, leverage, and debt service coverage ratios.

As of June 30, 2010, borrowings under the facility were $2,431,000 which bore an interest rate of 7%. Interest expense under the Facility was $77,843 for the six months ended June 30, 2010. The Company was in compliance with all debt covenants as of June 30, 2010.

In August 2010, the lender extended the Facility through January 23, 2012 (Note 11).

3. Line of Credit (continued)

Prior to July 23, 2009, the Company had a line of credit facility with a bank. Outstanding borrowings under the facility were $2,500,000 as of December 31, 2008. The loan facility was secured by all the assets of the Company. Borrowings under the facility bore interest at rates that ranged from approximately 10% – 18%. Interest expense under the facility was $258,475 in the six months ending June 30, 2009.

4. Capital Lease Obligations

The Company leases certain fixed assets under various capital lease arrangements. Imputed interest under these arrangements ranges from approximately 11% – 22%. Interest expense under these arrangements was $4,201 and $6,213 for the six months ended June 30, 2010 and 2009, respectively. Assets acquired under capital lease arrangements are classified within fixed assets as follows:

	Computer
	Equipment	Software	Furniture
Cost	$852,261	$159,957	$180,969
Accumulated depreciation/amortization	(852,261)	(159,957)	(98,057)

Balance at June 30, 2010	$—	$—	$82,912

Future minimum lease payments required under the capital leases as of June 30, 2010 were as follows:

Remainder of 2010	$23,565
Year ended December 31, 2011	47,131

Total	70,696

Less: amounts representing interest	6,431

Present value of net minimum lease payments	64,265

Capital lease obligations – current	41,682

Capital lease obligations – long-term	$22,583

5. Preferred Stock

In December 2005, the Company completed a transaction with an outside investor (the Preferred Investor) for total consideration of $10,000,000 whereby the Company issued 5,575,856 shares of Series A Preferred Stock to such investor.

The Preferred Investor is entitled to dividends at the rate of 8% of the Original Issue Price per share, accruing daily and compounded annually until declared and paid by the Company’s Board of Directors. Unless otherwise agreed to by the Preferred Investor, no dividends may be declared or paid to any holder of Common Stock unless and until an equal or greater amount of dividends are declared and paid to the Preferred Investor on an as converted basis.

The Preferred Stock Investor is entitled to the number of votes equal to the number of shares of Common Stock into which such Series A Preferred Stock could be converted on the record date for the vote or the date of the solicitation of any written consent of stockholders and have the voting rights and powers equal to those of Common Stockholders. Additionally, the Preferred Stock Investor is entitled to appoint one member to the Company’s Board of Directors.

The Preferred investor is entitled to preferential payments upon a liquidation of the Company, defined as the sale, merger, or winding up of the Company. Upon the occurrence of a liquidation event, the Preferred Investor is entitled to receive an amount per share equal to the sum of (a) $1.7934467 (the Original Issue Price) times 1.1 plus (b) an amount equal to all accrued or declared but unpaid dividends thereon (the Preference Amount) plus an amount of Common Stock based on the conversion price at the time of the liquidation event.

In the event of an initial public offering with a market capitalization equal to or in excess of $100,000,000, as defined, the Preferred Investor is entitled to convert all Series A Preferred Stock into Common Stock and receive a cash payment equal to the Original Issue Price plus all unpaid dividends.

If upon the occurrence of a liquidation event there are insufficient funds to permit the payment of the Preference Amount, the entire assets and surplus funds of the Company legally available for distribution are to be distributed to the Preferred Investor. In such event, the Preferred Stock Investor is entitled to appoint a majority of the Company’s Board of Directors.

5. Preferred Stock (continued)

Other Preferred Stock Investor Rights

Effective June 19, 2010, the Preferred Investor can elect to have the Preferred Stock redeemed by the Company by providing notice six months prior to the redemption date. Upon redemption, the Preferred Investor will be entitled to receive, in cash, an amount equal to the original issue price of the Series A Preferred Stock plus all accrued but unpaid dividends thereon plus the fair value of the Series A Preferred Stock as if converted into Common Stock at the conversion price in effect at the time of the transaction. In May 2010, the Company’s Certificate of Incorporation was modified whereby the optional redemption date was changed to no earlier than June 19, 2012 (Note 11).

Prior to 2009, management concluded that it was not probable that the Preferred Investor would exercise its redemption option because of the Company’s historical performance, liquidity position, and other macro-economic factors. As a result, the Preferred Stock was carried at its historical issuance price. During 2009, the Company determined that it was probable that the Preferred Investor would exercise its redemption rights in 2012 or sooner based on increased cash flows, market penetration, and an improvement in macro-economic conditions. Accordingly, the Company adjusted the preferred stock to its redemption value of $15,192,879 through a charge to additional paid-in capital. The redemption value includes all cumulative undeclared dividends in arrears of $14,192,879 and a preference of $1,000,000.

6. Stock Option Plans

The Company has adopted three stock option plans that allow the Board of Directors, at their discretion, to issue nonqualified and incentive stock options to employees and nonemployees of the Company. On January 1, 2006, the Company adopted the provisions of SFAS 123(R), Share-Based Payment codified under ASC 718 Compensation – Stock Compensation, which requires the Company to recognize expense related to the fair value of stock-based compensation awards. ASC 718 requires companies to recognize in the income statement the grant-date fair value of share options and other equity-based compensation issued to employees and nonemployees.

The Company’s outstanding stock options provide for exercise prices significantly in excess of the fair value of common stock as determined by management. Accordingly, stock-based compensation under ASC 718 has been nominal.

6. Stock Option Plans (continued)

Notes Receivable for the Exercise of Stock Options

Included in stockholders’ equity (deficit) at June 30, 2010 are notes receivable related to the exercise of stock options. The notes bear interest at rates of 5.0% to 6.0%. Principal and interest are compounded semiannually and are generally payable on the fifth anniversary of the respective loans. However, if the stockholder were to sell any of the common shares with proceeds greater than the principal amount of the note, the stockholder is required to repay the unpaid principal plus any interest within 30 days of the sale. At the sole discretion of the Company’s President, the Company may forgive the principal sum amount and accrued interest at any time provided the following condition is met; the stockholder has, at all times throughout the applicable period, remained in full-time employment of the Company; the stockholder agrees to pay all applicable taxes as a result of any or all forgiveness of the principal sum, and shall hold the Company harmless for any unpaid taxes. The stockholders may repay the principal and accrued interest on the notes at any time prior to the fifth anniversary of the notes, without penalty or fee. The Company expects to forgive the principal and interest on these loans in 2010. Accordingly, the Company has recorded stock-based compensation on these arrangements over the expected term of the related loan agreements. The notes receivable balances were $188,654 as of June 30, 2010. Shares subject to loan under these arrangements were 514,923 as of June 30, 2010.

The Company’s stock-based compensation expense primarily results from compensation related effects of the nonrecourse notes receivable. As noted previously, the amounts of stock-based compensation under ASC 718 is nominal. The Company classified stock-based compensation for the six months ended June 30, 2010 as follows:

Six months ended June 30, 2010
Cost of revenues	$270,862
Sales and marketing	302,909
Research and development	270,453
General and administrative	14,898

$859,122

7. Lease Commitments

The Company occupies office space in a facility owned by an entity related to a stockholder, director, and officer through common ownership. The lease for the 20,000 square foot office commenced on July 1, 2006, and terminates on June 30, 2011, for an annual rental fee of $285,000 plus operating expenses. Until April 2008, the Company leased a second facility from another related party for an annual rental fee of $130,000, plus operating expenses. Rent expenses for these related-party leases was $189,314 for the six months ended June 30, 2010.

There have been no material changes to lease commitments since December 31, 2009.

8. Income Taxes

The asset and liability method of accounting requires that deferred income taxes reflect the tax consequences on future year differences between the tax bases of assets and liabilities and their carrying values for financial reporting purposes. In addition, future tax benefits, such as NOL carryforwards, are required to be recognized to the extent that realization of such benefits is more likely than not. A valuation allowance is required to be established for those benefits that do not meet the more likely than not criteria.

In assessing the ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment.

Due to the uncertainty surrounding the timing of realizing the benefits of its deferred tax assets in future tax returns, the Company recorded a valuation allowance against its net deferred tax assets. The valuation allowance relates to NOLs and future deductible temporary differences for which management has concluded it is more likely than not that these items will not be realized in the ordinary course of operations.

8. Income Taxes (continued)

As of the June 30, 2010, the Company had NOL carry forwards totaling approximately $16.2 million that expire at various dates through 2030.

In June 2006, the FASB issued interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB No. 109 (FIN 48), which was codified under ASC 740-10-5-6 Accounting for Uncertainty In Income Taxes. FIN 48 clarified the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 was originally effective for fiscal years beginning after December 15, 2006, but was deferred for nonpublic companies to fiscal years beginning after December 15, 2007. In December 2008, the FASB issued FASB Staff Position (FSP) No. FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises. This FSP allows certain nonpublic entities to elect to further defer the effective date of FIN 48 to fiscal years beginning after December 15, 2008. The Company adopted FIN 48 on January 1, 2009, and recorded a charge to the beginning balance of the accumulated deficit of $36,656.

9. Employee Benefit Plans

The Company has a 401(k) profit-sharing plan under which all eligible employees may contribute up to 15% of their compensation. The Company can elect to contribute to the plan at the discretion of management. There were no contributions made by the Company in the six months ended June 30, 2010.

10. Litigation

The Company is party to various legal disputes and proceedings arising in the ordinary course of business activities. In the opinion of management, resolution of these matters is not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

11. Treasury Stock Transaction

In January 2010, the Company entered into an agreement with a stockholder to repurchase 500,000 shares of common stock of the Company. The shares were originally purchased by the stockholder for $500,000 in 2002. The shares are being repurchased for total consideration of $500,000 payable in quarterly installments commencing in January 2010.

12. Patent Licensing Agreement

In March 2010, a third party initiated a suit against the Company and seven other defendants alleging the named defendants had collectively infringed on ten patents relating to online or computer-aided learning. On July 30, 2010, the parties executed a settlement agreement whereby the Company was granted a license to the patents allegedly infringed. In addition, the Company was granted licenses for all patents currently within the third party’s portfolio or any future patents to be developed by them or their affiliates. In return for the license, the Company agreed to settle a separate trademark infringement action filed by the Company against the third party and make payments totaling $1,066,849 over a one-year period from the date of settlement. Upon settlement, the Company recorded a charge in 2009 of $314,166, which represents an estimate of amortization associated with the alleged infringed intellectual property. The remaining balance of $752,683 has been capitalized as a long-term asset and will be amortized over its estimated useful life of five years.

13. Subsequent Events

Extension of Credit Agreement

In August 2010, the Company and the bank amended the current facility (the Amended Facility). The Amended Facility was extended until January 23, 2012, and the bank agreed to waive certain covenants through the expiration of the agreement. Additionally, the Amended Facility requires the Company to maintain certain covenants related to future financial performance including cash flow and other customary covenants. Borrowings under the Amended Facility bear interest at the prime rate of interest as defined, plus 1% with a floor of 7%. In 2011 and beyond, the minimum interest rate will be increased to 9% unless the Company attains certain financial metrics primarily related to cash flows, as defined. Additionally, the Company will be required to maintain an escrow balance of $175,000 in the event such metrics are not maintained. All other provisions of the Amended Facility are consistent with the prior agreement including collateral, guarantees, and other related items. The line of credit was paid off as part of the Company’s acquisition by Taleo Corporation (see note below).

Taleo Corporation Transaction

In September 2010, the Company entered into an Agreement and Plan of Merger (“the Agreement”) to be acquired by Taleo Corporation, (NASDAQ: TLEO), a leading global provider of on-demand talent management solutions. Under the terms of the agreement, the Company will be acquired for aggregate cash consideration of approximately $125 million, subject to certain adjustments, as defined. The acquisition was approved by both companies’ boards of directors and closed on October 1, 2010.